Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-9212 of the AXA Equitable Life Insurance Company on Form S-8 of our report dated June 28, 2012, relating to the financial statements of the AXA Equitable 401(k) Plan, which appear in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

New York, New York

June 28, 2012